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Exhibit 99.28(i)

January 30, 2015

Old Westbury Funds, Inc.

760 Moore Road

King of Prussia, PA 19406

Re:	Post Effective Amendment to Registration Statement on Form N-1A File Nos. 333-66528 and 811-07912

Dear Ladies and Gentlemen:

We have acted as counsel for Old Westbury Funds, Inc. (the “Fund”), a Maryland corporation, in connection with the filing of Post Effective Amendment No. 56 to the Fund’s registration statement on Form N-1A under the Securities Act of 1933, as amended, (the “1933 Act”) and Amendment No. 57 under the Investment Company Act of 1940, as amended relating to the issuance and sale by the Fund of its authorized shares of stock, currently divided into seven Series (the “Registration Statement”).

This opinion is limited to the laws of the State of Maryland, and, in particular, the Maryland General Corporation Law, and we express no opinion with respect to the laws of any other jurisdiction. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Maryland.

In connection with the opinions set forth herein, we have examined originals or copies of the following Fund documents: the Fund’s Articles of Restatement as filed with the State Department of Assessments and Taxation (the “SDAT”); the Fund’s Amended and Restated By-Laws; and such other Fund records, certificates, resolutions and documents that we have deemed relevant in order to render the opinion expressed herein, including resolutions of the Board of Directors of the Fund authorizing the issuance of the shares subject to the Registration Statement. In addition, we have reviewed and relied upon a Certificate of Status, dated as of a recent date, issued by SDAT verifying that the Fund is in good standing (the “Certificate of Good Standing”).

Old Westbury Funds, Inc. January 30, 2015 Page 2

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided to us have been duly adopted by the Fund’s Board of Directors; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Fund on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Board of Directors, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

Based upon the foregoing, we are of the opinion that:

i.	The Fund has authority to issue 20,000,000,000 shares of common stock, consisting of 2,500,000,000 for Old Westbury Large Cap Core Fund, 3,000,000,000 for Old Westbury Large Cap Strategies Fund, 3,500,000,000 for Old Westbury Small & Mid Cap Fund, 3,500,000,000 for Old Westbury Strategic Opportunities Fund, 3,500,000,000 for Old Westbury Real Return Fund, 2,000,000,000 for Old Westbury Fixed Income Fund and 2,000,000,000 for Old Westbury Municipal Bond Fund, par value $.001 per share; and

ii.	Assuming that the Fund or its agent receives consideration for the shares in accordance with the terms of the prospectus forming a part of the Fund’s Post-Effective Amendment No. 56 to its Registration Statement, the shares, when sold, will be legally issued, fully paid and non-assessable by the Fund.

In rendering this opinion, insofar as it relates to the valid existence of the Fund, we have relied solely on the Certificate of Good Standing, and such opinion is limited accordingly and is rendered as of the date of such Certificate.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registration Statement. In giving such consent, however, we do not

Old Westbury Funds, Inc. January 30, 2015 Page 3

admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP